EXHIBIT 99.1

[GRAPHIC]

RIVERHEAD NETWORKS, INC.

(Formerly Wan Wall Inc.)

2001 STOCK OPTION AND

RESTRICTED STOCK INCENTIVE PLAN

ADOPTED:	AUGUST 1, 2001
AMENDED:	NOVEMBER 1, 2001 JANUARY 31, 2002 MAY 1, 2002 DECEMBER 15, 2002

TABLE OF CONTENTS

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION	1

2.	DEFINITIONS	1

3.	ADMINISTRATION	3

4.	ELIGIBILITY	4

5.	SHARES	4

6.	TERMS AND CONDITIONS OF OPTIONS	4

7.	102 STOCK OPTIONS	8

8.	3(9) STOCK OPTIONS	8

9.	NONQUALIFIED STOCK OPTIONS	8

10.	INCENTIVE STOCK OPTIONS	9

11.	RESTRICTED STOCK	9

12.	OTHER SHARE OR SHARE-BASED AWARDS	11

13.	EFFECT OF CERTAIN CHANGES	11

14.	NONTRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY	13

15.	AGREEMENT BY GRANTEE REGARDING TAXES	13

16.	RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS	13

17.	NO RIGHTS TO EMPLOYMENT	14

18.	APPROVAL	14

19.	PERIOD DURING WHICH AWARDS MAY BE GRANTED	14

20.	AMENDMENT AND TERMINATION OF THE PLAN	14

21.	GOVERNING LAW	14

RIVERHEAD NETWORKS, INC.

2001 STOCK OPTION

AND RESTRICTED STOCK INCENTIVE PLAN

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION

Purpose. The purpose of the Riverhead Networks, Inc. 2001 Stock Option and Restricted Stock Incentive Plan (the “Plan”) is to afford an incentive to employees, officers, directors, service providers and consultants of Riverhead Networks, Inc. (the “Company”), or any Subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees, officers, directors, service providers or consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

Types of Awards. The Plan is intended to enable the Company to issue Awards under varying tax regimes, including without limitation (i) pursuant and subject to the provisions of Section 102 (“Section 102” and such options, “102 Stock Options”) of the Israeli Income Tax Ordinance (New Version) 1961, as amended (the “Ordinance”) and any regulations, rules, orders or procedures promulgated thereunder; (ii) pursuant to Section 3(9) of the Ordinance (“3(9) Stock Options”); (iii) as “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”); (iv) Nonqualified Stock Options (as defined below) (all 102 Stock Options, 3(9) Stock Options, Incentive Stock Options and Non-Qualified Stock Options, as well as options issued under other tax regimes collectively, the “Options”); (v) restricted shares (“Restricted Stock”) under the Plan; and (vi) other share-based Awards pursuant to Section 12 hereof. Apart from issuance under the relevant tax regimes of the State of Israel and the United States of America, the Plan contemplates issuances to Grantees (as defined below) in other jurisdictions with respect to which the Committee (as defined below) is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreements with the Grantees in order to comply with the requirements of the tax regimes in said jurisdictions.

The Plan contemplates the issuance of Awards by the Company, both as a private company and as a publicly traded company.

Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Option or Share granted to a Grantee, the provisions of said law or regulation shall prevail over those of the Plan, and the Committee (as defined below) is empowered hereunder to interpret and enforce the said prevailing provisions.

2.	DEFINITIONS

As used in this Plan, the following words and phrases shall have the meanings indicated:

2.1.	“Award” shall mean any Share, Option, Restricted Share or any other Stock-based award, granted to a Grantee under the Plan.

2.2.	“Board” shall mean the Board of Directors of the Company.

2.3.	“Committee” shall mean a committee established by the Board to administer the Plan.

2.4.	“Companies Law” shall mean the Israel Companies Law-1999, as amended.

2.5.	“Disability” shall mean the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a medical doctor satisfactory to the Committee.

2.6.	“Exercise Period” shall mean the period in which the Option shall be exercisable.

2.7.	“Exercise Price” shall mean the exercise price for each share of Common Stock covered by an Option. The Exercise Price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share on the date of grant, and a higher percentage may be required by Section 10.2.

2.8.	“Fair Market Value” per share as of a particular date shall mean (i) the closing sales price per Share on the securities exchange on which the Shares are principally traded for the last preceding date on which there was a sale of such Shares on such exchange; or (ii) if the Shares are listed on the Nasdaq National Market, the last reported price per Share on the Nasdaq National Market on the last preceding date on which there was a sale of such Shares on the Nasdaq National Market; or (iii) if the Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market; or (iv) if the Shares are not then listed on a securities exchange or market or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith, which determination shall be conclusive and binding on all parties.

2.9.	“Grantee” shall mean a person who receives a grant of Options, Restricted Stock or Shares or other Awards under the Plan, who at the time of grant is an employee, officer, director, service provider (e.g. suppliers, sub-contractors etc.) or consultant of the Company or any Subsidiary of the Company.

2.10.	“Initial Public Offering” shall mean the underwritten initial public offering of Shares.

2.11.	“Nonqualified Stock Option” shall mean any Option granted to a U.S. resident, which Option is not designated as, or does not meet the conditions for an Incentive Stock Option.

2.12.	“Parent” shall mean any company (other than the Company), which now exists or is hereafter organized, in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.13.	“Purchase Price” shall mean the Purchase Price of shares to be offered under the plan which shall not be less than 85% of the Fair Market Value of such share, and a higher percentage may be required by Section 10.2.

2.14.	“Retirement” shall mean a Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

2.15.	“Shares” shall mean the Common Stock of the Company, each bearing a nominal value of US$ 0.01.

2.16.	“Subsidiary” shall mean any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.17.	“Ten Percent Shareholder” shall mean a Grantee who, at the time an Incentive Stock Option is granted, owns, or is deemed to own pursuant to Section 424(d) of the Internal Revenue Code (the “Code”), shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

2.18.	“Trustee” shall mean the trustee appointed by the Committee or the Board, as the case may be, to hold the respective Options, Restricted Stock and/or Shares, if so appointed.

3.	ADMINISTRATION

To the extent permitted under law, the Plan shall be administered by the Committee. However, in the event that the Board does not create a committee to administer the Plan, the Plan shall be administered by the Board in its entirety. Furthermore, in the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any of the above events, all references herein to the Committee shall be construed as references to the Board.

The Committee shall have the authority in its discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation:

(i)	the authority to grant Options, Restricted Stock and Shares and other Stock based Awards to the Grantees;

(ii)	to determine which Options shall constitute 102 Stock Options, 3(9) Stock Options, Incentive Stock Options, Nonqualified Stock Options or otherwise;

(iii)	to determine the Exercise Price of the Shares covered by each Option;

(iv)	to determine the Grantees to whom, and the time or times at which Awards shall be granted;

(v)	to determine the number of Shares to be covered by each Award;

(vi)	to interpret the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan;

(viii)	to determine the terms and provisions of the Option Agreements as defined in Section 6 below (which need not be identical), and to cancel or suspend Awards, as necessary;

(ix)	and to make all other determinations deemed necessary or advisable for the administration of the Plan, including to adjust the terms of the Plan or any Agreement so as to reflect (i) changes in applicable Israeli, U.S. or other laws and (ii) the laws of other jurisdictions within which the Company wishes to grant Awards.

The Committee shall have the authority to grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan or to set a new exercise price for the same Option lower than that previously provided in the Option.

All decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any Awards under this Plan.

4.	ELIGIBILITY

Options, Restricted Stock and Shares may be granted to employees, officers, directors, service providers and consultants of the Company and any Subsidiary, provided, however, that 102 Stock Options and Incentive Stock Options may be granted only to employees of the Company or a Subsidiary. A person who has been granted an Option, Restricted Stock or Share hereunder may be granted additional Options, Restricted Stock or Shares, if the Committee shall so determine. In determining the persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

5.	SHARES

The maximum number of Shares reserved for the grant of Awards under the Plan shall be 4,042,2901. The Board may increase or decrease the number of Shares to be reserved under the Plan. Any of such Shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

If any outstanding Award under the Plan should, for any reason, expire, be canceled or be forfeited without having been exercised in full, the Shares allocable to the unexercised, canceled or terminated portion of such Award shall (unless the Plan shall have been terminated) become available for subsequent grants of Awards under the Plan.

6.	TERMS AND CONDITIONS OF OPTIONS

Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and

[1]	Sequoia round, Board of Directors resolution dated January 31, 2001.

conditions, unless otherwise specifically provided in such Option Agreement. For purposes of interpreting this Section 6, a director’s service as a member of the Board shall be deemed to be employment with the Company (for the purpose of 102 Stock Options and Incentive Stock Options a director of the Company or Subsidiary shall only be entitled to such Options in the event that there exists an employee-employer relationship between such director and the Company or Subsidiary).

6.1.	NUMBER OF SHARES. Each Option Agreement shall state the number of Shares to which the Option relates.

6.2.	TYPE OF OPTION. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes a 102 Stock Option, 3(9) Stock Option, Incentive Stock Option, Nonqualified Stock Option or otherwise.

6.3.	EXERCISE PRICE. Each Option Agreement shall state the Exercise Price, which, in the case of an Incentive Stock Option, shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares covered by the Option on the date of grant or such other amount as may be required pursuant to the Code. In the case of a Nonqualified Stock Option granted to any Grantee, the per Share exercise price shall be no less than 85% of the Fair Market Value of the Shares covered by the Option on the date of grant. In the case of an Incentive Stock Option granted to any Ten-Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Market Value of the Shares covered by the Option on the date of grant. In no event shall the Exercise Price of an Option be less than the nominal value of the shares for which such Option is exercisable. Subject to Section 3 and to the foregoing, the Committee may reduce the Exercise Price of any outstanding Nonqualified Stock Option. The Exercise Price shall also be subject to adjustment as provided in Section 13 hereof.

6.4.	MANNER OF EXERCISE. An Option may be exercised, as to any or all whole Shares as to which the Option has become exercisable, by written notice delivered in person or by mail to the Secretary of the Company, specifying the number of Shares with respect to which the Option is being exercised, along with payment of the Exercise Price for such Shares in the manner specified in the following sentence. The Exercise Price shall be paid in full with respect to each Share, at the time of exercise, either in cash or in Shares issuable upon exercise of the Option having a Fair Market Value equal to such Exercise Price or in such other manner as the Committee shall determine including a cashless exercise procedure through a broker-dealer.

6.5.

TERM AND VESTING OF OPTIONS. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Committee, provided that (to the extent permitted under law) the Committee shall have the authority to accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Unless otherwise resolved by the Committee and stated in the Option Agreement, Options shall vest and become exercisable under the following schedule: twenty-five percent (25%) of the Shares covered by the Option on the first anniversary of the date on which such Option is granted and six and one-quarter percent (6.25%) of the Shares covered by the Option at the end of each subsequent quarter over the course of the following three (3) years; provided, however, that (to the extent permitted under law) the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate or otherwise change the time at which such Option or any portion thereof may be exercised. The Option Agreement may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option. The Exercise Period of an Option will be ten (10) years from the date of the grant of the Option unless otherwise determined by the Committee (to the extent permitted under law); provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, such Exercise Period shall not exceed five (5) years from the date of grant of such Option. After such ten (10) year period or five (5) year period, as the case may be, all Awards not exercised shall be deemed null and void. The Exercise Period shall be subject to earlier termination as provided in Sections 6.6 and 6.7 hereof.

6.6.	TERMINATION. Except as provided in this Section 6.6 and in Section 6.7 hereof, an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director, service provider or consultant relationship with the Company or a Subsidiary thereof or, in the case of an Incentive Stock Option, a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies, and unless the Grantee has remained continuously so employed or in the director, service provider or consultant relationship since the date of grant of the Option. In the event that the employment or director, service provider or consultant relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination (or such different period as the Committee shall prescribe); provided, however, that if the Company (or the Subsidiary, when applicable) shall terminate the Grantee’s employment for Cause (as defined below), all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination or cessation unless otherwise determined by the Committee. In the case of a Grantee whose principal employer is a Subsidiary, the Grantee’s employment shall be deemed to be terminated for purposes of this Section 6.6 as of the date on which such principal employer ceases to be a Subsidiary. Notwithstanding anything to the contrary, the Committee, in its absolute discretion may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any individual may continue to vest and be exercisable; provided, that such Options may lose their status as Incentive Stock Options under applicable law and be deemed Nonqualified Stock Options in the event that the period of vesting and/or exercisability of any option is extended beyond the later of: (i) ninety (90) days after the date of cessation of employment or performance of services; or (ii) the applicable period under Section 06.7 below.

For purposes of this Plan, the term “Cause” shall have the meaning as ascribed under the employment agreement between the Grantee and the Company (or its Subsidiary), if the Grantee is an employee, or the agreement governing the director, service provider or consultant relationship with the Company (or its Subsidiary), or in the absence of any such agreement shall mean any of the following resulting from an act or omission of Grantee: (i) the Grantee being charged of any felony; or (ii) Fraud or embezzlement of funds of the Company; or (iii) failure to substantially perform duties as an employee or to abide by the general policies of the Company (or a Subsidiary, when applicable) applicable to all employees (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); or (iv) an act which constitutes a breach of trust between the Grantee and the Company or constitutes a breach of discipline;

or (v) any other act or omission which in the reasonable opinion of the Company or a Subsidiary could be financially injurious to the Company or a Subsidiary or injurious to the business reputation of the Company or a Subsidiary

6.7.	DEATH, DISABILITY OR RETIREMENT OF GRANTEE. If a Grantee shall die while employed by, or maintaining a director, service provider or consultant relationship with, the Company or a Subsidiary, or within ninety (90) days after the date of termination of such Grantee’s employment or director, service provider or consultant relationship (or within such different period as the Committee may have provided pursuant to Section 6.6 hereof), or if the Grantee’s employment or director, service provider or consultant relationship shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise vested and exercisable as of the date of death or Disability) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the earlier of the death or Disability of the Grantee or the termination of such Grantee’s employment (or such different period as the Committee shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or director, service provider or consultant relationship of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within one hundred and eighty (180) days after the date of such Retirement (or such different period as the Committee shall prescribe).

6.8.	LOANS. To the extent permitted under law, the Company or a Subsidiary may make loans to Grantees as the Committee, in its discretion, may determine in connection with the exercise of outstanding Options granted under the Plan. Such loans shall: (i) be evidenced by promissory notes entered into by the Grantees in favor of the Company or Subsidiary, as the case may be; (ii) be subject to the terms and conditions set forth in this Section 6.8 and such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine; and (iii) bear interest, if any, at such rate as the Committee shall determine. In no event may the principal amount of any such loan exceed the aggregate Exercise Price less the nominal value of the Shares covered by the Option, or portion thereof, exercised by the Grantee. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the Grantee with respect to principal and/or interest and the conditions upon which the loan will become payable in the event of the Grantee’s termination of employment or ceasing to perform services shall be determined by the Committee; provided, however, that the term of the loan including extensions, shall not exceed 10 years. Unless the Committee determines otherwise, when a loan shall have been made, Shares having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the Grantee to the Company, the relevant Subsidiary or to the Trustee or a trustee appointed by the Company pursuant to the provisions of the Companies Law as security for payment of the unpaid balance of the loan and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Committee, in its discretion; provided, however, that each loan shall comply with all applicable laws.

6.9.	VOTING PROXY. Except as specified in this Section 6.9 below with respect to California based Grantees, the right to vote any Shares acquired hereunder pursuant to an Award of Options, Restricted Stock or Shares shall be given by the Grantee or the Grantee’s transferee, pursuant to an irrevocable proxy, to the Chairman of the Company’s Board of Directors, as appointed from time to time, or in his absence to the person or persons designated by the Board (the “Proxy”). All Awards granted hereunder, except for Awards made to California based Grantees, shall be conditioned upon the execution of such irrevocable proxy. Unless the Proxy is directed otherwise by the Board, such Shares shall be voted by the Proxy in the same proportion as the result of the shareholders’ vote in respect of which the votes controlled by the Proxy are being cast. Notwithstanding the foregoing, the provisions of this Section 6.9 or of any irrevocable proxy granted pursuant hereto shall be of no force or effect upon the consummation of the Company’s Initial Public Offering or the consummation of a Merger/Sale (as defined below).

6.10.	OTHER PROVISIONS. The Option Agreements evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Committee may determine.

7.	102 STOCK OPTIONS

Options granted pursuant to this Section 7 are intended to constitute 102 Stock Options and subject to Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as amended, the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation, shall apply.

To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the 102 Stock Options which shall be granted pursuant to the Plan shall be issued to a Trustee nominated by the Committee and approved by the tax authorities in accordance with the provisions of the Ordinance, and the 102 Stock Options and the Shares issued upon the exercise of said Option shall be issued in the name of the Trustee, to be held for the benefit of the Grantee, for such period of time as may be required by the Ordinance.

8.	3(9) STOCK OPTIONS

Options granted pursuant to this Section 8 are intended to constitute 3(9) Stock Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.

To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the 3(9) Stock Options, which shall be granted pursuant to the Plan, may be issued to a Trustee nominated by the Committee in accordance with the provisions of the Ordinance.

9.	NONQUALIFIED STOCK OPTIONS

Options granted pursuant to this Section 9 are intended to constitute Nonqualified Stock Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.

10.	INCENTIVE STOCK OPTIONS

Options granted pursuant to this Section 10 are intended to constitute Incentive Stock Options and shall be granted subject to both the following special terms and conditions and the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation:

10.1.	VALUE OF SHARES. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under this Plan and all other option plans of any Subsidiary become exercisable for the first time by each Grantee during any calendar year shall not exceed one hundred thousand United States dollars ($100,000) with respect to such Grantee. To the extent that the aggregate Fair Market Value of Shares with respect to which the Incentive Stock Options are exercisable for the first time by any Grantee during any calendar years exceeds one hundred thousand United States dollars ($100,000), such Options shall be treated as Non-Qualified Stock Options. The foregoing shall be applied by taking options into account in the order in which they were granted, with the Fair Market Value of any Share to be determined at the time of the grant of the Option. In the event the foregoing results in the portion of an Incentive Stock Option exceeding the one hundred thousand United States dollars ($100,000) limitation, only such excess shall be treated as a Non-Qualified Stock Option.

10.2.	TEN PERCENT SHAREHOLDER. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder (i) the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant of such Incentive Stock Option; and (ii) the Exercise Period shall not exceed five (5) years from the date of grant of such Incentive Stock Option. For the purposes of this Section 10.2, in determining stock ownership, the attribution rules of Section 424(b) of the Code shall be applied.

11.	RESTRICTED STOCK

The Committee may award shares of Restricted Stock to any eligible employee, director, service provider or consultant, including under Section 102 of the Ordinance. Each Award of Restricted Stock under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Stock Agreement”), in such form as the Committee shall from time to time approve, which Restricted Stock Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

11.1.	NUMBER OF SHARES. Each Restricted Stock Agreement shall state the number of shares of Restricted Stock to be subject to an Award.

11.2.

RESTRICTIONS. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the Award is granted (the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the shares of Restricted Stock as it deems appropriate including the satisfaction of performance criteria. Such performance criteria may include sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. Certificates for

Shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Stock Award is made pursuant to Section 102, by the Trustee. In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such Award. To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the Restricted Stock issued pursuant to Section 102 of the Ordinance shall be issued to the Trustee in accordance with the provisions of the Ordinance and the Restricted Stock shall be held for the benefit of the Grantee for a period of not less than twenty-four (24) months from the date of grant (or such other period of time as may be required by the Ordinance).

11.3.	ADJUSTMENT OF PERFORMANCE GOALS. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments, as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.

11.4.	FORFEITURE. Subject to such exceptions as may be determined by the Committee, if the Grantee’s continuous employment or director, service provider or consultant relationship with the Company or any Subsidiary shall terminate for any reason prior to the expiration of the Restricted Period of an Award, any shares remaining subject to restrictions (after taking into account the provisions of Section 11.6) shall thereupon be forfeited by the Grantee and transferred to, and reacquired by, the Company or a Subsidiary at no cost to the Company or Subsidiary, subject to all applicable law.

11.5.	OWNERSHIP. During the Restricted Period the Grantee shall possess all incidents of ownership of such Shares, subject to Section 6.9 and Section 11.2, including the right to receive dividends with respect to such Shares and to vote such Shares.

11.6.	ACCELERATED LAPSE OF RESTRICTIONS. Upon the occurrence of any of the events listed in Sections 13.2 and 13.3 and subject to Section 13.4, all restrictions then outstanding with respect to shares of Restricted Stock awarded hereunder shall automatically expire and be of no further force and effect. The Committee shall have the authority (and the Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

11.7.

SECTION 83(B) ELECTION. The Grantee understands that Section 83(a) of the Code, taxes as ordinary income for a Nonstatutory Stock Option and as alternative minimum taxable income for an Incentive Stock Option the difference between the amount paid for the Shares and the Fair Market Value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” means the right of the Company to buy back the Shares pursuant to a repurchase option. Grantee understands that Grantee may elect to be taxed at the time the Shares are purchased, rather than when and as the repurchase option expires, by filing an election under Section 83 (b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of grant. Even if the Fair Market Value of the Shares at the time of the grant equals the amount paid for the Shares, the election must be made to avoid income and alternative minimum tax treatment under Section 83(a) in the future. Grantee understands that failure to file such an election in a timely manner may result in adverse tax consequences for Grantee. Grantee further understands that an additional copy of such election form should be filed with his or her federal income tax return for the calendar year in which the date of grant falls. Grantee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Shares hereunder, and does not purport to be complete. Grantee further acknowledges that the Company has directed Grantee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Grantee may reside, and the tax consequences of Grantee’s death.

12.	OTHER SHARE OR SHARE-BASED AWARDS.

The Committee may grant other Awards under the Plan pursuant to which Shares (which may, but need not, be shares of Restricted Stock pursuant to Section 11 hereof), cash or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value. The Committee may also grant stock appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all Shares in respect to which the right was granted exceeds the exercise price thereof. The Committee may and it is hereby deemed to be an Award under the terms of the Plan grant to Grantees (including employees) the opportunity to purchase Shares of the Company in connection with any public offerings of the Company’s securities. Such other stock based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the plan and must be consistent with the purposes of the Plan.

13.	EFFECT OF CERTAIN CHANGES.

13.1.	GENERAL. In the event of a subdivision of the outstanding share capital of the Company, any payment of a stock dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall, at its sole discretion make appropriate adjustments in one or more of (i) the number of Shares available for Awards, (ii) the number of such Shares covered by outstanding Awards, and (iii) the exercise price per share covered by the Option Awards; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share and provided further that any adjustment to Awards granted shall be so adjusted as to maintain the proportionate number of Shares without changing the aggregate Exercise Price.

13.2.

MERGER AND SALE OF COMPANY. In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all of the shares of capital stock of the Company; or (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; or (iv) a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action -

13.2.1.	the Committee in its sole discretion will use its efforts to cause that any Award then outstanding be assumed or an equivalent Award shall be substituted by such successor corporation or, in such event that such transaction is effected through a subsidiary, the parent of such successor corporation, under substantially the same terms as the Award; and

13.2.2.	in such case that such successor corporation or other entity does not agree to assume the Award or to substitute an equivalent Award and, if the Award is an Option (“Option Award”), then the Committee shall, in lieu of such assumption or substitution of the Option Award and in its sole discretion, either (i) provide for the Grantee to have the right to exercise the Option Award as to all of the Shares or any part thereof, including Shares covered by the Option Award which would not otherwise be exercisable, under such terms and conditions as the Committee shall determine; or (ii) provide for the cancellation of each outstanding Option Award at the closing of said Merger/Sale, against payment to the Grantee of an amount in cash equal to (a) the fair market value of each Share covered by the Option Award as reflected under the terms of the Merger/Sale, minus (b) the Exercise Price of each Share covered by the Option Award.

13.2.3.	Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Award be otherwise amended and modified, as the Committee shall deem in good faith to be appropriate, and if an Option Award, that the Option Award shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Committee shall deem in good faith to be appropriate.

13.3.	POOLING TRANSACTION. Notwithstanding the foregoing, in the event that the Company and the other party to a Merger/Sale agree that such transaction is to be treated as a “pooling of interests” for financial reporting purposes, and if such transaction is in fact so treated, then any acceleration of exercisability pursuant to Section 13.2.2(i) or any acceleration of the lapse of restrictions pursuant to Section 11.6 shall not occur to the extent that the Company’s independent public accountants separately determine in good faith that such acceleration would preclude the use of “pooling of interests” accounting.

13.4.

RESERVATION OF RIGHTS. Except as expressly provided in this Section 13, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of stock of any class or the payment of any stock dividend (bonus shares) or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or stock of another company; and any issue by the Company of stock of any class, or securities convertible into shares of stock of any class, shall not effect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

14.	NONTRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY

Unless otherwise approved by the Committee, all Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

15.	AGREEMENT BY GRANTEE REGARDING TAXES

If the Committee shall so require, as a condition of exercise of an Option, the release of Shares by the Trustee or the expiration of the Restricted Period (each a “Tax Event”), each Grantee shall agree that, no later than the date of the Tax Event, he will pay to the Company or make arrangements satisfactory to the Committee and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by law to be withheld or paid upon the Tax Event. To the extent approved by the Committee and permitted by law, a withholding obligation may be satisfied by the withholding or delivery of Shares.

ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY OPTIONS, RESTRICTED STOCK OR SHARES, OR IN THE CASE OF AN OPTION, FROM ITS EXERCISE, FROM THE SALE OR DISPOSITION OF THE SHARES OR RESTRICTED STOCK OR FROM ANY OTHER ACT OF THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON OR THEREUPON.

16.	RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS

A Grantee or a transferee of an Award shall have no rights as a shareholder with respect to any Shares covered by the Award until the date of the issuance of a Share certificate to him for such Shares, or, in the case of 102 Stock Options or 3(9) Stock Options (if such 3(9) Stock Options are being held by a Trustee), until the date of the issuance of a Share certificate to the Trustee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such Share Certificate is issued, except as provided in Section 13.1 hereof. In the event that a Trustee holds Shares issued upon the exercise of 102 Stock Options, any cash dividends paid by the Company on such Shares shall be paid directly to the Grantee and any stock dividends (bonus shares) shall be paid to the Trustee. Subject to Section 6.9 hereof, the Company may restrict or otherwise regulate the voting powers with respect to any Shares held by a Grantee pursuant to this Plan, as long as the Company’s securities are not traded on a securities exchange.

17.	NO RETENTION RIGHTS

Nothing in the Plan or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or in a director, service provider or consultant relationship with, the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or in a director, service provider or consultant with, the Company or any Subsidiary.

18.	APPROVAL

The Plan shall take effect upon its adoption by the Board and shall terminate on the tenth anniversary of such date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

19.	PERIOD DURING WHICH AWARDS MAY BE GRANTED

Awards may be granted pursuant to the Plan from time to time within a period often (10) years from the date the Plan is adopted by the Board.

20.	AMENDMENT AND TERMINATION OF THE PLAN

The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that, unless otherwise determined by the Board, an amendment which requires shareholder approval in order for the Plan to continue to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of shareholders. Except as provided in Section 13.1 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, unless the written consent of the Grantee is obtained.

21.	GOVERNING LAW

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware. Certain definitions, which refer to laws other than the laws of the State of Delaware, shall be construed in accordance with such other laws.

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